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                                   EXHIBIT 1.1


                   BRIGHTPOINT RECEIVES SHAREHOLDER COMPLAINT

        Indianapolis, Indiana--June 11, 1999--Brightpoint, Inc. (NASDAQ: CELL) announced that a complaint for a class action alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 has been filed against the Company and certain of its officers in the United States District Court for the Southern District of Indiana. The complaint alleges, among other things, that the defendants rendered false and misleading statements and/or omissions concerning the present and future financial condition and business prospects of the Company, as well as the financial benefits that would inure to the Company and its shareholders. The Company believes that the allegations of wrongdoing as alleged in the complaint are without merit, and intends to vigorously defend the claims brought against it.

         Brightpoint, Inc. is a leading provider of innovative services to network operators and equipment manufacturers in the global wireless telecommunications industry. Brightpoint strives to enhance the success of its customers through the specialized and focused provision of efficient and effective solutions for their mission critical business requirements. The Company's innovative services include inventory management, prepaid solutions, custom packaging and other outsourced services. Additional information about the Company can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

         "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company's actual results to differ from the reported results expressed in such forward-looking statements. Investors are referred to the Company's Cautionary Statements (Exhibit 99 to the Company's most recent Form 10-Q), which statements are incorporated into this news release by reference.

Contact:   Brightpoint, Inc., Indianapolis, Indiana
           Phillip A. Bounsall, Chief Financial Officer
           317-297-6100




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